KPMG Peat Marwick LLP
707 Seventeenth Street
Suite 2300
Denver, CO  80202







                                 July 3, 1996





Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Rockies Fund, Inc., and under the date of March 15, 1996, we reported on the financial statements of The Rockies Fund, Inc. as of and for the years ended December 31, 1995 and 1994.
On July 1, 1996, we resigned. We have read The Rockies Fund, Inc.'s statements included under Item 4 of its Form 8-K dated July 1, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with The Rockies Fund, Inc.'s statement that the change was approved by the board of directors.

                              Very truly yours,


                              /s/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP